Exhibit 99.1

July 23, 2014

Dow Reports Second Quarter Results
Delivers Earnings of $0.73 Per Share or $0.74 Per Share on an Adjusted Basis,
Driven Both by Sales Gains in All Operating Segments and Focused Productivity Actions;
Achieves Seventh Consecutive Quarter of Year-Over-Year Adjusted EPS, EBITDA and Margin Growth;
Company Returns $3 Billion to Shareholders Year to Date

Second Quarter 2014 Highlights

•
The Company reported earnings of $0.73 per share, or $0.74 per share on an adjusted basis(1). This compares with earnings of $1.87 per share versus the year-ago period, or adjusted earnings of $0.64 per share - representing an increase of 16 percent year over year. Results in the same quarter last year reflect the receipt of the K-Dow arbitration resolution.

•
Sales were $14.9 billion, up 2 percent versus the year-ago period, or 3 percent on an adjusted basis(2). Gains were reported in all operating segments, led by Performance Plastics (up 4 percent) and Electronic and Functional Materials (up 5 percent). Agricultural Sciences also increased sales, rising 3 percent in the quarter and achieving a first-half sales record of $4 billion.

•
The Company reported adjusted sales gains in most geographic areas, with increases reported both in developed regions (up 3 percent) and in emerging regions (up 2 percent). Gains were led by Western Europe (up 6 percent) and the United States (up 5 percent).

•
EBITDA(3) was $2.2 billion, up 5 percent on an adjusted basis(4) versus the year-ago period. EBITDA rose in most operating segments, led by Performance Materials (up 36 percent), as a result of ongoing productivity actions, as well as improved pricing and demand. Performance Plastics and Electronic and Functional Materials also drove EBITDA gains, up 6 percent and 19 percent respectively.

•
Adjusted EBITDA margin (5) expanded more than 40 basis points to 15 percent year over year, as productivity and growth actions more than offset the impact of a greater than $350 million increase in purchased feedstock and energy costs, coupled with a $100 million impact from unplanned outages at Dow’s ethylene facilities in Plaquemine, Louisiana.

•	Cash flow from operations was $1.4 billion for the quarter. Year-to-date, Dow has returned $3 billion to shareholders through declared dividends and share repurchases.

(1)
“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of adjusted earnings per share to “Earnings per common share - diluted.”

(2)	“Adjusted sales” is defined as “Net Sales” excluding sales related to prior-period divestitures.

(3)
“EBITDA” is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(4)	Adjusted EBITDA is defined as EBITDA excluding the impact of “Certain Items.”

(5)	Adjusted EBITDA margin is defined as EBITDA excluding the impact of Certain Items as a percentage of reported sales.

Comment
Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:
“Our results reflect excellent progress against Dow’s near-term priorities, and clearly illustrate our ongoing drive to execute self-help actions that are delivering growth on both the top and bottom line. Our performance highlights the Company- and segment-specific actions we are executing to grow profitability through an intense focus on EVA momentum, and this constant drumbeat has already delivered a more than 150 basis point improvement in return on capital(6) year over year on an adjusted basis. As we drive these ongoing improvements to return on capital, we will further accelerate shareholder value creation and increasingly reward our shareholders - evidenced by the $3 billion we have returned year to date.”

	Three Months Ended
In millions, except per share amounts	June 30, 2014	June 30, 2013
Net Sales Adjusted Sales	$14,917 $14,917	$14,577 $14,497

Net Income Available for Common Stockholders	$882	$2,340
Net Income Available for Common Stockholders, excluding Certain Items	$893	$770

Earnings per Common Share - diluted	$0.73	$1.87
Adjusted Earnings per Share - diluted	$0.74	$0.64

Review of Second Quarter Results
The Dow Chemical Company (NYSE: DOW) reported sales of $14.9 billion, up 2 percent versus the year-ago period, or 3 percent on an adjusted basis. Gains were reported in all operating segments, led by Performance Plastics (up 4 percent) and Electronic and Functional Materials (up 5 percent). Agricultural Sciences also increased sales, rising 3 percent in the quarter and achieving a first-half sales record of $4 billion.
The Company reported adjusted sales gains in most geographic areas, with increases reported both in developed regions (up 3 percent) and in emerging regions (up 2 percent). Gains were led by Western Europe (up 6 percent) and the United States (up 5 percent).
EBITDA was $2.2 billion, up 5 percent on an adjusted basis versus the year-ago period. EBITDA rose in most operating segments, led by Performance Materials (up 36 percent), as a result of ongoing productivity actions, as well as improved pricing and demand. Performance Plastics and Electronic and Functional Materials also drove EBITDA gains, up 6 percent and 19 percent respectively.

(6) “Adjusted Return on Capital” is on a trailing twelve month basis and defined as Adjusted Net Operating Profit After Tax divided by Average Total Capital. Adjusted Net Operating Profit After Tax is defined as EBIT (earnings before interest and taxes) plus Interest Income plus Capitalized Interest minus Income Taxes, excluding the impact of “Certain items.”

Earnings for the quarter were $0.73 per share, or $0.74 per share on an adjusted basis. This compares with earnings of $1.87 per share versus the year-ago period, or adjusted earnings of $0.64 per share - representing an increase of 16 percent year over year. Results in the same quarter last year reflect the receipt of the K-Dow arbitration resolution.
Certain Items in the current quarter included pretax charges of $18 million for nonrecurring transaction costs associated with the planned separation of a significant portion of the Company’s chlorine value chain. (See Supplemental Information at the end of the release for a description of Certain Items affecting results.)
Research and Development (R&D) expenses were flat versus the same period last year, reflecting the Company’s execution against its strategy to prioritize R&D resources on high-return market sectors.
Selling, General and Administrative (SG&A) expenses increased 5 percent as compared with the year-ago period, driven primarily by growth initiatives - including commercial activities in Agricultural Sciences.
Cash flow from operations was $1.4 billion for the quarter. Year-to-date, Dow has returned $3 billion to shareholders through declared dividends and share repurchases.

Electronic and Functional Materials
Electronic and Functional Materials reported sales of $1.2 billion, up 5 percent versus the year-ago period.

Dow Electronic Materials continued to deliver sales growth due to its significant presence in Asia Pacific, differentiated technologies and strong customer relationships. Demand for printed circuit boards - used for smartphones and the automotive market - increased sales in Interconnect Technologies. Semiconductor Technologies also reported gains due to improving foundry demand. These gains were partially offset by Display Technologies on lower sales in films and filters.

Functional Materials drove broad-based sales gains, reporting increases in all businesses, led by food-related growth and demand for differentiated, organic-based pharmaceuticals. Dow Microbial Control delivered double-digit growth in North America and Asia Pacific due to strong demand within the energy and water market sectors.

Equity earnings for the segment were $22 million. This compares with $28 million in the year-ago period. The segment reported EBITDA of $303 million, versus $254 million in the same quarter last year. EBITDA margins expanded as a result of top-line growth in attractive markets and disciplined cost controls.

Coatings and Infrastructure Solutions
Coatings and Infrastructure Solutions reported sales of nearly $2 billion, up 3 percent versus the year-ago period, representing the fourth consecutive quarter of year-over-year sales growth. Gains were reported in Europe, Middle East and Africa (EMEA), Asia Pacific and North America.

Healthy demand within the architectural and industrial coatings market sectors drove another quarter of sales growth in Dow Coating Materials. Performance Monomers increased sales in EMEA and delivered double-digit sales gains in Asia Pacific and Latin America. Dow Water and Process Solutions also delivered higher sales on increased demand for ion exchange and reverse osmosis technologies.

Equity earnings for the segment were $43 million. This compares with $25 million in the year-ago period. The segment reported EBITDA of $257 million, up $7 million versus the same quarter last year, as stronger demand, productivity efforts and increased equity earnings offset higher maintenance spending.

Agricultural Sciences
Agricultural Sciences achieved record second quarter sales of $1.9 billion, up 3 percent versus the year-ago period. On a year-to-date basis, sales were $4 billion, representing a first-half record for the segment.

Crop Protection sales within the quarter rose 3 percent versus the same quarter last year, led by insecticides, which reported double-digit gains in all regions. Sales gains from herbicides in North America and Latin America were slightly offset by declines in Asia Pacific and EMEA, which was impacted by the early start of the cereal herbicides season in Europe. First-half sales rose 4 percent as new crop protection products delivered sales gains of 18 percent led by pyroxsulam herbicide and Isoclast™ insecticide.

Within the quarter, Seeds delivered 3 percent sales gains. The business drove growth in both corn and soybeans in North America and Latin America, more than offsetting lower planted acres of sunflowers in Latin America.

Equity earnings for the segment were $2 million, a slight increase versus the year-ago period. The segment reported EBITDA of $281 million, down $9 million from the same quarter last year. Demand for novel seeds technologies and higher quality crop protection molecules was more than offset by fewer applications as a result of the late start to the season in North America and continued growth investments. On a year-to-date basis, the segment achieved record first half EBITDA of $810 million.

Performance Materials
Performance Materials reported sales of $3.4 billion, up 1 percent versus the year-ago period, with double-digit gains in EMEA.

Polyurethanes achieved revenue growth as a result of a recovering Europe, strong demand in the consumer comfort market sector, and continued growth in the industrial market sector. Sales rose in Propylene Oxide/Propylene Glycol on strong demand in North America within the detergents, food, pharmaceuticals and personal care market sectors. Strong demand in Epoxy drove revenue growth in nearly all regions. Dow Oil, Gas and Mining delivered double-digit sales gains from differentiated products aligned to shale dynamics in North America and refining and processing applications in EMEA.

These gains were partially offset by lower licensing in Oxygenated Solvents and the conclusion of marketing responsibilities related to a former joint venture impacting Polyglycols, Surfactants and Fluids, Oxygenated Solvents and Amines - sales for the segment were up 3 percent excluding these items.

Equity losses for the quarter were $30 million. This compares with losses of $12 million in the year-ago period. The segment reported EBITDA of $386 million, an increase of $102 million or 36 percent versus the same quarter last year, as a result of ongoing productivity actions coupled with improved market dynamics.

™Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow.

Performance Plastics
Performance Plastics reported sales of $3.7 billion, up 2 percent versus the year-ago period. Excluding the impact of divestitures, sales were up 4 percent.

Dow Packaging and Specialty Plastics continued to increase sales in attractive markets, driven by steady growth in flexible food and specialty packaging and double-digit gains in the hygiene and medical and pipe market sectors. Sales in Dow Electrical and Telecommunications and Dow Elastomers declined despite strong market demand in power, telecommunications, transportation and hot-melt adhesives, due to supply limitations resulting from feedstock disruptions and planned maintenance turnarounds.

Equity earnings for the segment were $71 million. This compares with $88 million in the year-ago period. Despite unplanned outages at the Company’s Plaquemine, Louisiana, ethylene production facilities, Performance Plastics reported EBITDA of $1.1 billion, an increase of $57 million versus the same quarter last year. Performance Plastics continued to deliver profitable growth, with EBITDA margins expanding year over year for the eighth consecutive quarter.

Feedstocks and Energy
Feedstocks and Energy reported sales of $2.6 billion, up 2 percent versus the year-ago period, driven by increased operating rates in Hydrocarbons in Europe, which more than offset lower sales in caustic soda and ethylene glycol.

Equity earnings for the segment were $125 million. This compares with $105 million in the year-ago period. The segment reported EBITDA of $190 million, down from $193 million in the year-ago period, reflecting lower caustic soda prices, partially offset by increased equity earnings.

Outlook
Commenting on the Company’s outlook, Liveris said:
“Our operating priorities are delivering strong results despite ongoing slow growth and volatility in the global marketplace. We remain focused on these priorities as we continue to execute against our business-by-business plans - maximizing value through a balanced mix of differentiated technology and integrated, advantaged value chains.
“Strategically, our key high-return growth projects - such as the launch of Enlist™, the Sadara joint venture and our investments on the U.S. Gulf Coast - all remain on schedule and on budget, with 2015 serving as a major start-up year for all three.
“Simultaneously, we are focused on driving portfolio improvements - monetizing non-strategic businesses and releasing additional value from our assets and joint ventures. We are working on multiple fronts with multiple teams, with these efforts underlining our focus on creating value, and increasingly and consistently rewarding our shareholders.”

Dow will host a live Webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world's most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow's integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high growth sectors such as packaging, electronics, water, coatings and agriculture. In 2013, Dow had annual sales of more than $57 billion and employed approximately 53,000 people worldwide. The Company's more than 6,000 products are manufactured at 201 sites in 36 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP financial measures: Dow’s management believes that measures of income adjusted to exclude certain items (“non-GAAP” financial measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such financial measures are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP financial measures of performance. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the Supplemental Information tables.
Note: The forward‑looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2014	Jun 30, 2013	Jun 30, 2014	Jun 30, 2013
Net Sales	$14,917	$14,577	$29,378	$28,960
Cost of sales	12,344	12,103	24,077	23,810
Research and development expenses	419	417	810	852
Selling, general and administrative expenses	751	716	1,530	1,488
Amortization of intangibles	108	115	222	230
Equity in earnings of nonconsolidated affiliates	227	228	478	458
Sundry income (expense) - net (Note B)	25	2,053	54	2,021
Interest income	9	10	22	18
Interest expense and amortization of debt discount	242	279	488	575
Income Before Income Taxes	1,314	3,238	2,805	4,502
Provision for income taxes (Note C)	344	795	769	1,399
Net Income	970	2,443	2,036	3,103
Net income attributable to noncontrolling interests	3	18	20	43
Net Income Attributable to The Dow Chemical Company	967	2,425	2,016	3,060
Preferred stock dividends	85	85	170	170
Net Income Available for The Dow Chemical Company Common Stockholders	$882	$2,340	$1,846	$2,890

Per Common Share Data:
Earnings per common share - basic	$0.74	$1.96	$1.54	$2.42
Earnings per common share - diluted (Note D)	$0.73	$1.87	$1.52	$2.36

Common stock dividends declared per share of common stock	$0.37	$0.32	$0.74	$0.64
Weighted-average common shares outstanding - basic	1,178.9	1,186.1	1,184.7	1,183.6
Weighted-average common shares outstanding - diluted (Note D)	1,195.2	1,288.2	1,201.5	1,286.3

Depreciation	$525	$504	$1,042	$1,009
Capital Expenditures	$864	$506	$1,536	$852
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In the second quarter of 2014, the Company recognized pretax charges of $18 million for nonrecurring transaction costs associated with the planned separation of a significant portion of the Company’s chlorine value chain, consisting primarily of financial and professional advisory fees and legal fees. In the second quarter of 2013, the Company recognized a pretax gain of $2.161 billion related to damages awarded to the Company in the K-Dow arbitration proceeding. In the second quarter of 2013, the Company recognized a pretax loss of $110 million on the early extinguishment of debt; a pretax loss of $60 million was recorded in the first quarter of 2013.

Note C: During the first quarter of 2013, the Company recognized a tax charge of $223 million related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.

Note D: During the second quarter of 2013, the Company recorded a gain related to the K-Dow arbitration, which significantly increased net income for the quarter and year-to-date. As a result of the net income increase, the assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into potential shares of the Company's common stock was dilutive. In accordance with U.S. GAAP, "Weighted-average common shares outstanding - diluted" increased by 96.8 million shares and "Net Income Attributable to The Dow Chemical Company" was used in the calculation of "Earning per common share - diluted" for the three- and six-month periods ended June 30, 2013. See Supplementary Information for further details.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Jun 30, 2014	Dec 31, 2013
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2014: $189; 2013: $147)	$3,843	$5,940
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2014: $158; 2013: $148)	5,536	4,935
Other	4,823	4,712
Inventories	8,926	8,303
Deferred income tax assets - current	770	743
Other current assets	385	344
Total current assets	24,283	24,977
Investments
Investment in nonconsolidated affiliates	4,257	4,501
Other investments (investments carried at fair value - 2014: $2,106; 2013: $2,056)	2,567	2,541
Noncurrent receivables	419	365
Total investments	7,243	7,407
Property
Property	55,969	55,114
Less accumulated depreciation	38,068	37,660
Net property (variable interest entities restricted - 2014: $2,709; 2013: $2,646)	17,901	17,454
Other Assets
Goodwill	12,786	12,798
Other intangible assets (net of accumulated amortization - 2014: $3,527; 2013: $3,270)	4,152	4,314
Deferred income tax assets - noncurrent	1,764	1,964
Asbestos-related insurance receivables - noncurrent	78	86
Deferred charges and other assets	549	501
Total other assets	19,329	19,663
Total Assets	$68,756	$69,501
Liabilities and Equity
Current Liabilities
Notes payable	$587	$443
Long-term debt due within one year	208	697
Accounts payable:
Trade	4,883	4,590
Other	2,410	2,290
Income taxes payable	567	435
Deferred income tax liabilities - current	108	133
Dividends payable	521	467
Accrued and other current liabilities	2,595	2,916
Total current liabilities	11,879	11,971
Long-Term Debt (variable interest entities nonrecourse - 2014: $1,322; 2013: $1,360)	17,036	16,820
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	669	718
Pension and other postretirement benefits - noncurrent	7,675	8,176
Asbestos-related liabilities - noncurrent	389	434
Other noncurrent obligations	3,182	3,302
Total other noncurrent liabilities	11,915	12,630
Redeemable Noncontrolling Interest	191	156
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	3,107	3,054
Additional paid-in capital	4,672	3,928
Retained earnings	22,372	21,407
Accumulated other comprehensive loss	(4,729)	(4,827)
Unearned ESOP shares	(342)	(357)
Treasury stock at cost	(2,327)	(307)
The Dow Chemical Company’s stockholders’ equity	26,753	26,898
Noncontrolling interests	982	1,026
Total equity	27,735	27,924
Total Liabilities and Equity	$68,756	$69,501
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2014	Jun 30, 2013	Jun 30, 2014	Jun 30, 2013
Sales by operating segment
Electronic and Functional Materials	$1,205	$1,152	$2,338	$2,293
Coatings and Infrastructure Solutions	1,951	1,888	3,700	3,555
Agricultural Sciences	1,907	1,850	4,026	3,953
Performance Materials	3,440	3,389	6,731	6,717
Performance Plastics	3,746	3,676	7,359	7,174
Feedstocks and Energy	2,595	2,543	5,053	5,099
Corporate	73	79	171	169
Total	$14,917	$14,577	$29,378	$28,960
EBITDA (1) by operating segment
Electronic and Functional Materials	$303	$254	$593	$527
Coatings and Infrastructure Solutions	257	250	481	436
Agricultural Sciences	281	290	810	774
Performance Materials	386	284	826	724
Performance Plastics	1,067	1,010	2,067	1,962
Feedstocks and Energy	190	193	363	433
Corporate	(260)	1,885	(520)	1,530
Total	$2,224	$4,166	$4,620	$6,386
Certain items (increasing) decreasing EBITDA by operating segment (2)
Electronic and Functional Materials	$—	$—	$—	$—
Coatings and Infrastructure Solutions	—	—	—	—
Agricultural Sciences	—	—	—	—
Performance Materials	—	—	—	—
Performance Plastics	—	—	—	—
Feedstocks and Energy	—	—	—	—
Corporate	(18)	2,039	(18)	1,967
Total	$(18)	$2,039	$(18)	$1,967
EBITDA excluding certain items by operating segment
Electronic and Functional Materials	$303	$254	$593	$527
Coatings and Infrastructure Solutions	257	250	481	436
Agricultural Sciences	281	290	810	774
Performance Materials	386	284	826	724
Performance Plastics	1,067	1,010	2,067	1,962
Feedstocks and Energy	190	193	363	433
Corporate	(242)	(154)	(502)	(437)
Total	$2,242	$2,127	$4,638	$4,419
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2014	Jun 30, 2013	Jun 30, 2014	Jun 30, 2013
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Functional Materials	$22	$28	$53	$45
Coatings and Infrastructure Solutions	43	25	114	51
Agricultural Sciences	2	1	2	3
Performance Materials	(30)	(12)	(54)	(35)
Performance Plastics	71	88	132	145
Feedstocks and Energy	125	105	246	264
Corporate	(6)	(7)	(15)	(15)
Total	$227	$228	$478	$458

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2014	Jun 30, 2013	Jun 30, 2014	Jun 30, 2013
EBITDA	$2,224	$4,166	$4,620	$6,386
- Depreciation and amortization	677	659	1,349	1,327
+ Interest income	9	10	22	18
- Interest expense and amortization of debt discount	242	279	488	575
Income Before Income Taxes	$1,314	$3,238	$2,805	$4,502
- Provision for income taxes	344	795	769	1,399
- Net income attributable to noncontrolling interests	3	18	20	43
- Preferred stock dividends	85	85	170	170
Net Income Available for The Dow Chemical Company Common Stockholders	$882	$2,340	$1,846	$2,890

(2)	See Supplemental Information for a description of certain items affecting results in 2014 and 2013.

The Dow Chemical Company and Subsidiaries
Sales by Geographic Area

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2014	Jun 30, 2013	Jun 30, 2014	Jun 30, 2013
North America	$5,572	$5,440	$10,935	$10,823
Europe, Middle East and Africa	4,868	4,571	9,837	9,486
Asia Pacific	2,665	2,722	5,098	5,090
Latin America	1,812	1,844	3,508	3,561
Total	$14,917	$14,577	$29,378	$28,960

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Six Months Ended
	Jun 30, 2014			Jun 30, 2014
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	5%	—%	5%	2%	—%	2%
Coatings and Infrastructure Solutions	2	1	3	4	—	4
Agricultural Sciences	3	—	3	3	(1)	2
Performance Materials	—	1	1	(1)	1	—
Performance Plastics	(5)	7	2	(3)	6	3
Feedstocks and Energy	3	(1)	2	2	(3)	(1)
Total	—%	2%	2%	—%	1%	1%
North America	1%	1%	2%	(1)%	2%	1%
Europe, Middle East and Africa	2	4	6	2	2	4
Asia Pacific	(3)	1	(2)	—	—	—
Latin America	(2)	—	(2)	(1)	(1)	(2)
Total	—%	2%	2%	—%	1%	1%
Developed geographies	1%	2%	3%	—%	1%	1%
Emerging geographies (1)	—	1	1	1	—	1
Total	—%	2%	2%	—%	1%	1%

Sales Volume and Price by Operating Segment and Geographic Area,
Excluding Divestitures (2)

	Three Months Ended			Six Months Ended
	Jun 30, 2014			Jun 30, 2014
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	5%	—%	5%	2%	—%	2%
Coatings and Infrastructure Solutions	2	1	3	4	—	4
Agricultural Sciences	3	—	3	3	(1)	2
Performance Materials	—	1	1	(1)	1	—
Performance Plastics	(3)	7	4	(1)	6	5
Feedstocks and Energy	3	(1)	2	2	(3)	(1)
Total	1%	2%	3%	1%	1%	2%
North America	1%	1%	2%	(1)%	2%	1%
Europe, Middle East and Africa	2	4	6	2	2	4
Asia Pacific	—	1	1	3	—	3
Latin America	(2)	—	(2)	(1)	(1)	(2)
Total	1%	2%	3%	1%	1%	2%
Developed geographies	1%	2%	3%	—%	2%	2%
Emerging geographies (1)	1	1	2	2	—	2
Total	1%	2%	3%	1%	1%	2%

(1)	Emerging geographies includes Eastern Europe, Middle East, Africa, Latin America and Asia Pacific excluding Australia, Japan and New Zealand.

(2)	Excludes sales related to Nippon Unicar Company Limited, divested on July 1, 2013, and sales of the Polypropylene Licensing and Catalysts business, divested on December 2, 2013.

Supplemental Information

Description of Certain Items Affecting Results
The following table summarizes the impact of certain items recorded in the three- and six-month periods ended June 30, 2014 and June 30, 2013:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2014	Jun 30, 2013	Jun 30, 2014	Jun 30, 2013	Jun 30, 2014	Jun 30, 2013
Adjusted to exclude certain items (non-GAAP measures)			$893	$770	$0.74	$0.64
Certain items:
Restructuring plan implementation costs	$—	$(12)	—	(8)	—	—
Chlorine value chain separation costs	(18)	—	(11)	—	(0.01)	—
Loss on early extinguishment of debt	—	(110)	—	(69)	—	(0.06)
Gain from K-Dow arbitration	—	2,161	—	1,647	—	1.37
Total certain items	$(18)	$2,039	$(11)	$1,570	$(0.01)	$1.31
Dilutive effect of assumed preferred stock conversion into shares of common stock						$(0.08)
Reported GAAP Amounts (5) (6)			$882	$2,340	$0.73	$1.87

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Six Months Ended		Six Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2014	Jun 30, 2013	Jun 30, 2014	Jun 30, 2013	Jun 30, 2014	Jun 30, 2013
Adjusted to exclude certain items (non-GAAP measures)			$1,857	$1,589	$1.53	$1.33
Certain items:
Restructuring plan implementation costs	$—	$(24)	—	(16)	—	(0.01)
Chlorine value chain separation costs	(18)	—	(11)	—	(0.01)	—
Loss on early extinguishment of debt	—	(170)	—	(107)	—	(0.09)
Gain from K-Dow arbitration	—	2,161	—	1,647	—	1.37
Uncertain tax position adjustments	—	—	—	(223)	—	(0.19)
Total certain items	$(18)	$1,967	$(11)	$1,301	$(0.01)	$1.08
Dilutive effect of assumed preferred stock conversion into shares of common stock						$(0.05)
Reported GAAP Amounts (5) (6)			$1,846	$2,890	$1.52	$2.36

(1)	Impact on "Income Before Income Taxes"

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders"

(3)	"Earnings per common share - diluted"

(4)
For the three- and six-month periods ended June 30, 2013, conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A ("Preferred Shares") into shares of the Company's common stock was excluded from the calculation of "Diluted earnings per share adjusted to exclude certain items" as well as the earnings per share impact of certain items because the effect of including them would have been antidilutive.

(5)
For the three- and six-month periods ended June 30, 2013, an assumed conversion of the Company's Preferred Shares into shares of the Company's common stock was included in the calculation of diluted earnings per share (reported GAAP amounts).

(6)
The Company used "Net Income Attributable to The Dow Chemical Company" when calculating diluted earnings per share (reported GAAP amounts) for the three- and six-month periods ended June 30, 2013, as it excludes preferred dividends of $85 million for the three months ended June 30, 2013 ($170 million for the six months ended June 30, 2013).

The following table presents diluted share counts for the three- and six-month periods ended June 30, 2014 and June 30, 2013, including the effect of an assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock:

Common Shares - Diluted	Three Months Ended		Six Months Ended
In millions	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Share count - diluted, excluding preferred stock conversion to common shares	1,195.2	1,191.4	1,201.5	1,189.5
Potential common shares from assumed conversion of preferred stock, included in reported GAAP EPS calculation	N/A	96.8	N/A	96.8
Share count - diluted, including assumed preferred stock conversion to common shares	1,195.2	1,288.2	1,201.5	1,286.3

Results in the second quarter of 2014 were unfavorably impacted by the following item:

•
Pretax charges of $18 million for nonrecurring transaction costs associated with the planned separation of a significant portion of the Company’s chlorine value chain, consisting primarily of financial and professional advisory fees and legal fees. The charges were included in “Sundry income (expense) - net” in the consolidated statements of income and reflected in Corporate.

Results in the second quarter of 2013 were impacted by three items:

•
Pretax charges of $12 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $110 million on the early extinguishment of debt. The loss was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•
Pretax gain of $2.161 billion related to damages awarded to the Company in the K-Dow arbitration proceeding. The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

In addition to the items described above for the second quarter of 2013, results for the six-month period ended June 30, 2013 were impacted by the following items:

•
Pretax charges of $12 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" ($11 million) and "Selling, general and administrative expenses" ($1 million) in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $60 million on the early extinguishment of debt. The loss was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•	A tax charge of $223 million related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.